Exhibit 99.1

March 3, 2005

Wise Metals Group LLC Announces Fourth Quarter and Full Year Results

•	Company positioned for continued significant sales growth and diversification

•	Quarter highlighted by productivity and 19-percent sequential Adjusted EBITDA increase

•	Increasing outside costs offset productivity gains

BALTIMORE, Md. — Shipments of Wise Metals Group’s aluminum beverage can stock, other rolled aluminum products and scrap in the fourth quarter of 2004 totaled 166.0 million pounds, compared to 146.3 million for the same period in 2003, company officials announced today. For all of 2004, shipments totaled 736.1 million pounds, compared to 605.2 million pounds for 2003, an increase of 22 percent.

Net loss for the fourth quarter of 2004 was $25.2 million, which includes a $26.2 million expense for LIFO, offset by a $1.6 million favorable impact for SFAS 133 (Accounting for Derivative Instruments and Hedging Activities). This compares to net income of $1.8 million in the fourth quarter of 2003, which includes a $6.2 million expense for LIFO, offset by a $4.5 million favorable impact for SFAS 133.

For the year, Wise Metals Group reported a net loss of $41.5 million including expenses totaling $43.3 million of which $35.2 million is for LIFO, $7.5 million is a write-off for early extinguishment of debt, and $0.6 million is a mark-to-market loss under SFAS 133. These results compared to a reported profit of $7.6 million for 2003 which includes a $9.9 million expense for LIFO, $4.3 million of severance credits, and an $8.2 million mark-to-market gain under SFAS 133. Adjusted EBITDA for the full year 2004 was $33.3 million compared to $30.4 million for 2003, an increase of 10 percent.

After adjusting for LIFO and SFAS 133, net loss for the fourth quarter of 2004 was $600,000, compared to a profit of $3.5 million in the fourth quarter of 2003, adjusting for similar items. The difference of approximately $4.1 million includes increased freight costs of approximately $2.3 million, increased maintenance and indirect material costs of $1.9 million, increased legal, accounting, and administrative costs of $1.0 million, and increased interest expense of $1.9 million, offset by the effects of improved productivity and volume increases.

After the above items, the loss of $600,000 in the fourth quarter reflects a 68-percent improvement versus the third quarter 2004 results of a loss of $1.9 million, similarly adjusted. This improvement was a result of continually improving productivity rates, reduced by higher Q4 energy costs of approximately $2.0 million.

Earnings before interest and fees, taxes, depreciation and amortization (EBITDA) adjusted for the effects of early extinguishment of debt, last in, first out (LIFO), SFAS 133 and severance credits for (Adjusted EBITDA) for the fourth quarter of 2004 was $8.2 million compared to $10.1 million for the fourth quarter of 2003. Compared to the third quarter of 2004, Adjusted EBITDA for the fourth quarter of 2004 of $8.2 million represented an increase of 19 percent from $6.9 million.

Conversion margin, which is defined as conversion revenue (sales less metal costs and the effect of LIFO) less conversion cost (cost of sales less metal costs) decreased from $9.7 million in the fourth quarter of

2003 to $8.1 million for the same period in 2004. Increased costs for transportation, material and supplies, and continued high energy costs have offset gains achieved by productivity increases.

“Obviously our productivity increases can not continue to offset the rapidly rising costs outside of our control which is why we had our previously announced price increase,” said Wise Metals Group Executive Vice President and Chief Financial Officer Danny Mendelson. “This price increase, including an annual price increase equal to a percentage increase of the PPI (Producer Price Index), is set to take place April 1. Accordingly, first quarter 2005 results will continue to be affected by these rising input costs, with margin improvement from our price increases expected in the second quarter of 2005.”

Fourth-quarter average packed pounds per man-hour, used to measure production labor efficiency, was approximately 13 percent higher than the fourth quarter of 2003 and 27 percent higher than the overall average for 2003.

“Our 13-percent increase in packed pounds per man-hour is a result of our continued process improvements that have increased our standard equipment hour performance by 7 percent, said Wise Metals Group President and Chief Operating Officer Randall Powers. “We are excited to see our improvements continue into the first quarter of 2005 where we are also seeing improved results in our product recovery and delivery performance. We are 100-percent focused on continually improving the quality and conversion cost of our product while at the same time breaking all historical production records. This improved productivity will be critical to expanding our product mix as we enter into new markets.”

“As we head into 2005, I am enthusiastic about both our prospects in the can industry and the growth potential in the building and construction (B&C) and common alloy distributor markets,” said Wise Metals Group Chairman and Chief Executive Officer David D’Addario. “The interest in these products has been very strong given the recent and continuing trends in both residential and commercial construction.

“Through our developing manufacturing practices and resulting efficiencies, we have generated additional capacity to now expand our presence in these markets,” D’Addario added.

Wise Alloys

Until recently, Wise Alloys, the largest operating subsidiary of Wise Metals Group LLC, has relied upon a joint marketing agreement with another common alloy sheet maker in the industry to exclusively market its products such as trailer roof, wide boat sheet and Star-bright™.

“This marketing agreement terminates effective April 1,” said Wise Alloys Vice President of Sales and Marketing Don Farrington. “We are currently in the process of building a depot stock of common alloy sheet products to service this very strong market. We presently have some significant contracts for these new products with continued positive interest from market participants.”

Wise Recycling

Wise Recycling LLC enjoyed a very successful fourth quarter and full year. Adjusted EBITDA for Wise Recycling increased approximately 62 percent in the fourth quarter versus the fourth quarter of 2003. For the full year, Adjusted EBITDA also increased by approximately 49 percent to $3.6 million. The company’s network of recycling centers generated a 47-percent increase in quarterly sales from the prior year, reflecting both an increase in market pricing and an 18-percent increase in volumes handled through the system.

“We are extremely pleased with our performance this year,” said Wise Recycling Chief Financial Officer Jim Tierney. “We have managed our system of centers and our administrative side to take advantage of favorable market conditions without adding significantly to costs as volumes increase.”

Wise Recycling continues to diversify from its roots as a used beverage container (UBC) collection network, said Wise Recycling Vice President Gary Curtis.

“UBCs continue to be our largest single volume contributor, but we are seeking to become a one-stop shop for small and large recyclable scrap collectors,” said Curtis. “UBC volume represented roughly 30 percent of the volume through the Wise Recycling system in 2004, but volume growth over the prior year in that market was only 4 percent compared to more than 26 percent for other scrap types.”

Listerhill Total Maintenance Center

Wise Metals Group’s newest subsidiary, Listerhill Total Maintenance Center, which continues to grow its customer base, according to D’Addario, who said he was encouraged with its progress. LTMC provides maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

“Listerhill Total Maintenance Center was named recently as one of two approved contractors in a 5-year project for up to $50 million to supply contracted equipment repair and maintenance services work for local Tennessee Valley Authority (TVA),” said LTMC President and Chief Executive Officer Horace Crowden.

Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s S-4/A filing with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

Wise Metals Group LLC

Consolidated Statements of Operations

(Unaudited)

	Three Months ended December 31,		Twelve Months ended December 31,
	2004	2003	2004	2003
Sales	$179,559	$144,564	$766,868	$619,058
Cost of sales	197,652	141,093	770,518	601,675

Gross (deficit) margin	(18,093)	3,471	(3,650)	17,383

Operating expenses:
Selling, general, and administrative	3,351	2,668	11,967	9,204

Severance credits	—	(58)	—	(4,315)

Operating (loss) income	(21,444)	861	(15,617)	12,494

Other income (expense):
Interest expense and fees, net	(5,368)	(3,491)	(17,920)	(14,400)
Early extinguishment of debt	—	—	(7,455)	—
Income from affiliate	—	—	—	1,273
Unrealized gain (loss) on derivative instruments	1,574	4,458	(550)	8,196

Net (loss) income	$(25,238)	$1,828	$(41,542)	$7,563

Wise Metals Group LLC

Consolidated Balance Sheets

	December 31, 2004	December 31, 2003
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$7,669	$903
Restricted cash	250	250
Accounts receivable, less allowance	46,336	20,406
Inventories	175,809	163,250
Other current assets	2,637	9,740

Total current assets	232,701	194,549

Non-current assets:
Property and equipment, net	85,375	86,257
Other assets	9,147	4,551
Goodwill	283	283

Total non-current assets	94,805	91,091

Total assets	$327,506	$285,640

Liabilities and members’ (deficit) equity:
Current liabilities:
Accounts payable	$57,855	$39,663
Borrowings under revolving credit facility	101,675	114,310
Current portion of long-term debt	1,529	6,414
Accrued expenses, payroll and other	18,141	16,146

Total current liabilities	179,200	176,533

Non-current liabilities:
Borrowings under secured credit facility, less current portion	—	16,500
Subordinated long-term obligation	—	35,428
Senior secured notes	150,000	—
Term loans, less current portion	1,040	2,618
Other liabilities	10,031	11,671

Total non-current liabilities	161,071	66,217

Members’ (deficit) equity:
Preferred member’s equity	—	22,500
Common members’ (deficit) equity	(12,765)	20,390

Total members’ (deficit) equity	(12,765)	42,890

Total liabilities and members’ (deficit) equity	$327,506	$285,640

Wise Metals Group LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Twelve months ended December 31,
	2004	2003
Cash flows from operating activities
Net (loss) income	$(41,542)	$7,563
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	13,211	12,300
Amortization of deferred financing fees	4,859	2,126
LIFO provision	35,156	9,944
Guarantee of affiliate debt	—	(300)
Unrealized losses (gains) on derivatives	550	(8,196)
Changes in operating assets and liabilities:
Restricted cash	—	6,666
Accounts receivable	(25,930)	(562)
Inventories	(47,715)	(14,263)
Other current assets	541	(1,698)
Accounts payable	18,192	(6,931)
Advances to related parties	—	(2,952)
Accrued expenses, payroll and other	5,355	(6,037)

Net cash used in operating activities	(37,323)	(2,340)

Cash flows from investing activities
Net cash received in acquisition of Wise Recycling LLC	—	736
Purchase of equipment	(12,329)	(10,143)
Net cash used in investing activities	(12,329)	(9,407)

Cash flows from financing activities
Net (repayments) issuance of short-term borrowings	(12,635)	15,632
Proceeds of bond offering, net of fees paid	141,816	—
Repayment of term debt	(22,500)	(6,515)
Repayment of subordinated debt	(35,687)	—
Payments on long-term obligations	(463)	—
Purchase of members’ equity	(14,113)	—

Net cash provided by financing activities	56,418	9,117

Net increase (decrease) in cash and cash equivalents	6,766	(2,630)
Cash and cash equivalents at beginning of period	903	3,533

Cash and cash equivalents at end of period	$7,669	$903

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Wise Metals Group LLC

Conversion Margin

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Sales	$179,559	$144,564	$766,868	$619,058
Less:
Metal costs	(145,197)	(95,885)	(550,060)	(401,232)
LIFO adjustment	26,182	6,206	35,156	9,944

Conversion revenue	$60,544	$54,885	$251,964	$227,770

Cost of sales	$197,652	$141,093	$770,518	$601,675
Less:
Metal costs	(145,197)	(95,885)	(550,060)	(401,232)

Conversion costs	$52,455	$45,208	$220,458	$200,443

Conversion revenue	$60,544	$54,885	$251,964	$227,770
Conversion costs	(52,455)	(45,208)	(220,458)	(200,443)

Conversion margin	$8,089	$9,677	$31,506	$27,327

Reconciliation of Net (Loss) Income to Adjusted EBITDA

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Net (loss) income	$(25,238)	$1,828	$(41,542)	$7,563
Interest expense and fees	5,507	3,491	18,505	14,400
Depreciation and amortization	3,281	3,102	13,211	12,300
Early extinguishment of debt	—	—	7,455	—
Income from affiliate	—	—	—	(1,273)
Severance credits	—	(58)	—	(4,315)
Unrealized (gain) loss on derivative instruments	(1,574)	(4,458)	550	(8,196)
LIFO	26,182	6,206	35,156	9,944

Adjusted EBITDA	$8,158	$10,111	$33,335	$30,423

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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